SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2004

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13828	56-1505767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Pearl Drive (City of O'Fallon)
St. Peters, MO 63376
(636) 474-5000
(Address, including zip code, and telephone number
of Principal Executive Offices)

Item 2. Acquisition or Disposition of Assets

On January 30, 2004, the registrant, MEMC Electronic Materials, Inc. (the "Company") closed on the first of two closings of its acquisition of shares of Taisil Electronic Materials Corporation ("Taisil") that it did not already own. The second of the two closings occurred on February 4, 2004. Previously, Taisil was an unconsolidated joint venture of the Company, with the Company owning a 45% interest. The acquisition was structured as a stock purchase for cash. The selling stockholders were China Steel Corporation, Chiao Tung Bank, China Development Industrial Bank and Robina Finance & Leasing Corporation, Ltd. (Robina). The purchase price was negotiated on an arms-length basis and totaled approximately $60 million. This purchase price is net of approximately $7 million that was paid by Robina to Taisil on February 4, 2004 simultaneously with the Company's purchase of the Taisil shares from Robina. This amount was paid by Robina to Taisil in the form of a return of a deposit that Taisil had previously advanced to Robina at the time Robina originally acquired the Taisil shares. In order to finance the acquisition, the Companys borrowed $60 million under its $150 million revolving credit facility with Citibank/UBS. The Company now owns 99.95% the outstanding shares of Taisil, with the remaining 0.05% being held by approximately 20 individuals who were participants in an earlier round of Taisil financing.

Taisil is a fully integrated manufacturer of polished and epitaxial silicon wafers located in Taiwan. The Company intends to continue this business.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
(a)	Financial Statements of Business Acquired
Financial statements required by this Item 7 are not included in this Form 8-K. Such financial statements, if required, will be filed by amendment within the 60 days permitted under this Item 7.
(b)	Pro Forma Financial Information

Pro forma financial information required by this Item 7 are not included in this Form 8-K. Such pro forma financial information, if required, will be filed by amendment within the 60 days permitted under this Item 7.

(c)	Exhibits
	Exhibit No.	Description of Exhibit
	2.1	Share and Sale Purchase Agreement dated January 16, 2004 by and among MEMC Electronic Materials, Inc., China Steel Corporation, China Development Industrial Bank and Chiao Tung Bank.
	2.2	Letter of Exercise of Call Option by Taisil Electronic Materials Corporation to Robina Finance & Leasing Corporation, Ltd., dated February 3, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MEMC ELECTRONIC MATERIALS, INC.

Dated: February 17, 2004	By: /s/ Thomas E. Linnen Name: Thomas E. Linnen Title: Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
2.1	Share and Sale Purchase Agreement dated January 16, 2004 by and among MEMC Electronic Materials, Inc., China Steel Corporation, China Development Industrial Bank and Chiao Tung Bank.

2.2	Letter of Exercise of Call Option by Taisil Electronic Materials Corporation to Robina Finance & Leasing Corporation, Ltd., dated February 3, 2004.